As filed with the Securities and Exchange Commission on August 31, 2006.
Registration No. 333-117456

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
On
FORM S-3
REGISTRATION STATEMENT
Under the
Securities Act of 1933

VitalStream Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0429944 (I.R.S. employer identification number)

Jack Waterman
Chief Executive Officer and Chairman
VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
(949) 743-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices;
name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to: Bryan T. Allen, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111 (801) 532-7840

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states which this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 2 on Form S-3 relates to the Registration Statement on Form S-2, as amended (Registration No. 333-117456) of VitalStream Holdings, Inc. which, as adjusted for a 1 for 4 reverse split on April 4, 2006, registered the resale from time to time of 10,060,023 shares of common stock, $.001 par value, issued, or issuable, to the selling stockholders set forth therein. The Registration Statement was declared effective on September 13, 2004. The applicable filing fee was previously paid in connection with the initial filing of the Registration Statement.

Warrants with respect to certain shares of common stock initially registered under the Registration Statement expired prior to exercise. In addition, we are no longer obligated to register certain shares of common stock initially registered under the Registration Statement, and other shares have been resold pursuant to the Registration Statement, under Rule 144 or under another applicable exemption. Accordingly, the number of shares described as being offerable under the prospectus as of the date hereof is 6,640,100.

PROSPECTUS

VitalStream Holdings, Inc.

6,640,100 Shares of Common Stock

This prospectus covers the offer and sale of up to 6,640,100 shares of our common stock, $.001 par value. All of the shares that may be offered hereunder are to be offered and sold by persons who are existing security holders and identified in the section of this prospectus entitled “Selling Stockholders.” Pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the related registration statement cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend or other similar transaction.

We will not receive any of the proceeds from the sale of the shares offered in this prospectus. In the United States, our shares of common stock are listed for trading under the symbol VSTH on the Nasdaq Global Market. On August 30, 2006, the closing sales price of our common stock, as reported by the Nasdaq Global Market, was $9.86 per share.

As of the close of market on April 4, 2006, we effected a 1 for 4 consolidation (or reverse split) or our common stock. All share, and purchase price per share, numbers set forth in this prospectus have been adjusted to retrospectively reflect the 1 for 4 consolidation.

Our executive office is located at One Jenner, Suite 100, Irvine, California 92618, and our telephone number is (949) 743-2000.

Carefully consider the risk factors beginning on page 3 of this prospectus before investing in the shares being offered with this prospectus.

This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, in any state in which the offer or sale would be unlawful prior to or absent qualification under the securities laws of that state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2006.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not permitted to make an offer or sale of these shares in any state where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus provides you with a description of our company, certain risk factors associated with investment in our common shares, a description of the contemplated offering and certain financial information. In addition, you should read the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 24 of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and all of the other information set forth or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the adverse events or developments described below occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business.

We may continue to experience net losses from operations and may never become profitable.

We have experienced net losses in each quarter since our inception and, as of June 30, 2006, had an accumulated deficit of $14.8 million. We are uncertain when, or if, we will generate net income. Even if we do generate net income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or expenses associated with our operations, or due to an event such as significant litigation or a significant transaction may cause us to again experience net losses. We may never become profitable for the long-term, or even for any quarter.

Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future, which could cause our stock price to decline.

Our quarterly operating results have fluctuated significantly in the past, and we believe that they will continue to fluctuate in the future, due to a number of factors, many of which are beyond our control. If in future periods our operating results do not meet the expectations of investors or analysts who choose to follow our company, our stock price may fall. Factors that may affect our quarterly operating results include the following:
•	fluctuations in the size and timing of customer service orders from one quarter to the next;
•	timing of delivery of our services and products;
•	addition of new customers or loss of existing customers;
•	our ability to enhance our services and products with new and better functionality;
•	costs associated with obtaining servers and additional bandwidth to satisfy customer demand or to strengthen our content delivery network, or CDN;
•	productivity and growth of our sales force;
•	new product announcements or introductions or changes in pricing by our competitors;
•	the effect of variations in the market price of our common stock on our equity-based compensation expenses;
•	acquisitions of businesses or customers;
•	technology and intellectual property issues associated with our products; and
•	general economic trends, including changes in information technology spending or geopolitical events such as war or incidents of terrorism.

We are dependent on a concentrated number of customers, and a material reduction in revenue from any of our significant customers would harm our financial results.

Historically, a significant portion of our revenues has come from a limited number of customers. We may not be able to sustain our revenue levels from these customers because our revenues have largely been generated in connection with these customers’ decisions to choose our Streaming Service for Flash, Streaming Service for Windows Media and managed hosting and colocation services versus competing services. During the three months ended June 30, 2006, MySpace, Inc. accounted for 32% of our revenue. Our current service agreement with MySpace, Inc. terminates by its terms in September 2006 and, if MySpace, Inc. does not renew their agreement with us, our revenue will decrease. Several additional customers individually accounted for between 5% and 10% of our revenues during the three months ended June 30, 2006. During 2005, Comcast Corporation, MySpace, Inc. and World Netmedia, LLC accounted for approximately 14%, 11% and 11% of our revenue, respectively. During 2004, World Netmedia, LLC and Hypermedia Systems, Inc. accounted for approximately 18% and 10% of our revenue, respectively. Many of our agreements with customers are only for a year at a time and are generally terminable at any time upon short-term notice. In addition, during the term of an agreement, customer usage may expand or contract dramatically. Costs and disruptions associated with changing CDN providers are generally insignificant. Our largest customers generally use several CDN providers and, as a result, can move their business rapidly. As a result, customers accounting for a significant portion of our revenue could change CDN providers in any given quarter. Decisions by one or more significant customers to terminate or not renew their agreements with us, or to substantially reduce their use of our services, could substantially slow our revenue growth and even lead to a decline in revenue.

We are substantially dependent upon technology and services provided by third parties, including our licenses of Adobe and Microsoft, and we may not be able to continue our current operations without such technology and services.

We rely on other companies to provide licensing arrangements and supply key components of our network infrastructure, including Internet bandwidth, which constitutes our largest direct cost of providing services, and networking equipment. Additionally, we rely on third-party development of technology to provide media-related functionality, such as streaming media formats. We do not have long-term agreements governing the supply or license of many of these services or technologies, and most are available from only limited sources. Our Streaming Service for Flash and Streaming Service for Windows Media services are dependent upon licenses from Adobe Systems Incorporated and Microsoft Corporation, respectively. Our licenses are effective for the term of the applicable license agreements, which have limited terms and may be terminated early following an uncured material breach or may not be renewed upon expiration. A termination or nonrenewal of either of our license agreements with Adobe or Microsoft would result in a decrease in revenue and would harm our business. In the future, irrespective of our licenses with Adobe or Microsoft, we may be unable to continue to obtain needed services or licenses for needed technologies on commercially reasonable terms, or at all, which would harm our ability to continue to provide services, our cost structure and/or the quality of our services.

If we are unsuccessful in introducing our ad selection and ad insertion service and if our customers do not adopt our ad selection and ad insertion technology, we may not be able to achieve or sustain our anticipated growth.

We currently offer ad insertion technology for audio streams and plan to introduce ad insertion technology for video streams during the second half of 2006. Our VitalStream Advertising Service is designed to enable customers to turn existing streaming traffic into content packaged with advertising. To date, our revenues from VitalStream Advertising Service have not been material. Ad insertion for audio and video streams is a new technology and a new method of advertising and is subject to technological and market acceptance risk. If our VitalStream Advertising Service fails to achieve market acceptance, or if we are unsuccessful in introducing ad insertion technology for video streams in the second half of 2006, we may not grow our business, and our revenue may grow slower than expected. In addition, if we do not continue to improve our VitalStream Advertising Service, it may not remain competitive with other services.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any of these transactions, our financial performance may be impaired.

As part of our growth strategy, we recently acquired substantially all of the assets of EON Streams, Inc. We have also made several other business acquisitions in the past. We routinely consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we do succeed in acquiring or investing in a company or technology, we will be exposed to a number of risks, including:
•

we may find that the acquired company or technology does not further our business strategy, that we overpaid for the company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;
•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;
•	we may encounter difficulty entering and competing in new product or geographic markets or increased competition, including price competition or intellectual property litigation; and
•

we may experience significant problems or liabilities associated with product quality, technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment matters.

In addition, from time to time we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs. If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash or to attempt to raise additional cash. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options and warrants, existing stockholders might be diluted and earnings per share might decrease. In addition, acquisitions and investments may result in the incurrence of debt, large one-time write-offs, such as acquired in-process research and development costs, and restructuring charges.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

In order to successfully implement our business strategy, we must achieve substantial growth in our customer base through sales, business acquisitions or a combination thereof. We may not achieve such growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially as we expand into multiple facilities at distant locations.

Rapid growth would also require an increase in the capacity, efficiency and accuracy of our billing and customer support systems. This would require an increase in the number of our personnel, particularly within accounting, customer service and technical support. Because of competition for employees and difficulties inherent in hiring, retaining and training large numbers of service and support personnel in a short period of time, we may be short staffed at times or be staffed with relatively inexperienced personnel. Our labor, administrative, professional fees and other costs may also increase. Any failure to expand our technical and personnel infrastructure with our business could lead to a decline in the quality of our sales, marketing, service, or other aspects of our business and lead to a long-term decline in revenue.

If we are unable to sell our services at acceptable prices relative to our costs, our business and financial results are likely to suffer.

Prices we have been charging for some of our services have declined in recent years. We expect that this decline may continue in the future as a result of, among other things, existing and new competition in the markets we serve. Consequently, our historical revenue rates may not be indicative of future revenues based on comparable traffic volumes. If we are unable to sell our services at acceptable prices relative to our costs or if we are unsuccessful with our strategy of selling additional services and features to our existing content delivery customers, our gross margins will decrease, and our business and financial results will suffer.

If we are unable to keep up with evolving industry standards and changing user needs, our business is likely to suffer, and we may need to deploy significant company resources to keep up with evolving industry standards and changing user needs.

The market for our Internet streaming and other services, and the markets for products and services utilizing our streaming and other services, are relatively new and rapidly evolving. As our customers’ needs and industry standards continue to evolve, our success will depend, in part, on our ability to timely and accurately identify emerging trends and to modify our services offerings accordingly. We may be unable to modify our proprietary technology, obtain licenses for key third-party technologies or integrate technologies rapidly and efficiently enough to keep pace with emerging trends. We may fail to identify and invest in technologies that subsequently dominate the industry, and we may build our offerings around, and invest in, technologies that fail to achieve a substantial foothold in the industry. In addition, new industry standards or technologies could render our Internet streaming and other services obsolete and unmarketable or require substantial reduction in the fees we charge.

Any failure on our part to properly identify, invest in and adopt new technologies that subsequently achieve market dominance in a timely and cost effective manner could lead to a substantial reduction in our market share, a reduction in our revenue and an increase in our operating costs. Any such decrease in revenues, or increase in costs, would harm our business, financial condition and results of operations.

The market for services supported by our Internet streaming services may not continue to grow at a sufficient pace to permit our continued growth.

Our continued growth is dependent upon the continued expansion of the markets for services supported by our Internet streaming services. This includes markets for services such as the streaming of movie trailers and music samples online, virtual home tours, online video games, live streamed sporting events or concerts and video conferences or presentations. The market for streaming-supported services may not continue to grow for various reasons, including:
•

consumers may determine not to view or listen to streamed audio and video over the Internet because of, among other factors, poor reception of streamed broadcasts or the creation or expansion of competing technologies, such as television beaming or interactive cable that may provide a similar service at lower cost or with better features;

•	consumers may not acquire high-speed connectivity to the Internet, which is essential for viewing streamed digital media, in sufficient numbers to support growth in the data streaming;
•

risks related to copyright and patent infringement, royalty payments to artists and publishers, illegal copying and distribution of data, or other intellectual property issues may limit the feasibility of streaming digital media;

•	new technologies may make it more feasible and cost effective for our customers to bring streaming in house;

•	customers that use the Internet to broadcast presentations or meetings may determine that alternative means of communications are more effective or less expensive; and
•

new laws and regulations, including confusing or expensive tax laws, may increase the cost to our customers or to the public of transacting business or streaming or viewing digital media over the Internet.

If the market for streaming-dependent services does not grow, or grows more slowly than expected, our business, results of operations and financial condition will be seriously harmed. Our business plan assumes continued growth in revenue, and it is unlikely that we could become profitable if our revenue was to cease growing.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against existing or future competitors of our businesses.

We have experienced, and expect to continue to experience, increasingly competitive markets for our services. Our current and future competitors in Internet streaming may include other CDN providers, Internet broadcast network specialty providers and alternative access providers such as cable television companies, direct broadcast satellite companies, telecommunication companies, wireless communications providers and other established media. Our current and future competitors in hosting and colocation may include other Internet hosting, colocation and access businesses, including such major providers as Savvis and AT&T, and essentially any other participant in the Internet industry. Barriers to entry in the hosting and colocation business are minimal.

Many of our existing and prospective competitors have longer operating histories and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Competitors with an extended operating history, a strong financial position and an established reputation have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven or unstable. In addition, our competitors may be able to use their extensive resources to our disadvantage in the following ways, among others:
•	to improve and expand their communications and network infrastructures more quickly than we can;
•	to reduce costs, particularly bandwidth costs, because of discounts associated with large volume purchases;
•	to offer less expensive streaming, hosting, colocation and related services as a result of a lower cost structure, greater capital reserves or otherwise;
•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;
•	to offer bundles of related services that we are unable to offer;
•	to take advantage of acquisition and other opportunities more readily; and
•	to devote greater resources to the marketing and sales of their products.

If we are unable to compete effectively in our various markets, or if competition places downward pressure on the prices at which we offer our services, our business, financial condition and results of operations may suffer.

Our sales cycle requires us to expend a significant amount of resources, and could have an adverse effect on the amount, timing and predictability of future revenues.

The sales cycle of our products and services, beginning from our first customer contact to closing of the sale, often ranges from one to three months. We may expend significant resources during the sales cycle and ultimately fail to close the sale. The success of our sales process is subject to factors over which we have little or no control, including:

•	the timing of our customers’ budget cycles, approval processes and product launches;
•	the announcement or introduction of competing products; and
•	established relationships between our competitors and our potential customers.

We expend substantial time, effort and money educating our current and prospective customers as to the value of our products and services. Even if we are successful in persuading lower-level decision makers within our customers’ organizations of the benefits of our products and services, senior management might nonetheless elect not to buy our products and services after months of sales efforts by our employees or resellers. If we are unsuccessful in closing sales after expending significant resources, this would result in a decrease in revenues and increase in operating expenses and would harm our business.

If we are unable to maintain peering arrangements with Internet Service Providers on favorable terms, our revenues could decrease and our operations could be harmed.

We enter into “peering” agreements with Internet Service Providers. “Peering” is the voluntary interconnecting of distinct data networks on the Internet in order to increase the number of alternatives participants have for the routing of data. Previously, many providers agreed to exchange traffic without charging each other. Recently, however, many providers that previously offered peering have reduced peering relationships or are seeking to impose charges for transit. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, our costs may increase or, if we decrease our use of peering relationships, the data transmission speed experienced by our customers may decrease. Such an increase in cost, decrease in transmission speed or combination of the two would likely lead to a decrease in our customer base and otherwise harm our business. In addition, consolidation in the telecommunication industry has led to fewer companies providing Internet bandwidth between major nodes, which may lead to higher prices for the bandwidth services we depend upon.

Our operations are subject to potential disruption from system failure and security risks that could lead to a loss of customers and harm our business.

Our operations are dependent upon our ability to protect our network infrastructure against interruptions, damages and other events that may harm our ability to provide services to our customers on a short-term or long-term basis and may lead to lawsuits, liabilities and harm to our reputation. We may not have in place adequate quality assurance procedures to ensure that we detect errors in our software in a timely manner. If we are unable to efficiently fix errors or other problems that may be identified, or if there are unidentified errors that allow unauthorized access to our services, we could experience loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers. Despite the implementation of precautions, the core of our network infrastructure is vulnerable to various potential problems, including the following:
•

our network infrastructure, or that of our key suppliers, may be damaged or destroyed, and our ability to provide service may therefore be interrupted or eliminated, by natural disasters, such as fires, earthquakes and floods, or by power outages, telecommunications failures or similar events beyond our control;

•	we and our users may experience interruptions in service as a result of the accidental or malicious actions of Internet users or hackers, including current or former employees;
•	we and our users may experience interruptions in service as a result of the failure of our suppliers, particularly suppliers of electricity and bandwidth, to perform their contractual obligations;
•

unauthorized access to our network and servers may jeopardize the security of confidential information stored in our computer systems and our customers’ computer systems, which may result in liability to our customers, and also potentially to us, and may deter potential customers;

•

we may face liability for transmitting computer viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers; and

•

failures of our hardware, software or systems, or those of our suppliers, may disrupt service to our customers, and, therefore, from our customers to their customers, which could materially impact our operations and the operations of our customers, and harm our relationships with our customers and lead to potential lawsuits and liabilities.

For example, certain customers have experienced interruptions in service as a result of public utility power outages that affected our Los Angeles data center that resulted in certain secondary failures in the back-up powersupply of the data center landlord on several occasions in the past year. In each case, we have received requests from some affected customers and agreed to provide service credits to certain customers primarily in accordance with our standard service level agreement and, in some cases, in accordance with different terms.

Interruptions in service, transmissions of viruses and other problems arising from one of, or a combination of, a natural disaster, power outage, unauthorized access, computer virus, equipment, software or system failure or other disruption could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise lead to a decrease of revenues, increase in expenses or adverse affect on our business, financial condition and results of operations.

The network architecture and data tracking technology underlying our services is complex and may contain errors in design or implementation that could harm our business.

The network architecture and data tracking technology underlying our streaming and hosting services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when first introduced or when new versions or enhancements to our services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. We or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or underbilling of our customers, which may:

•	harm our relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;
•	lead to billing disputes and related legal fees, and diversion of management resources;
•	increase our costs related to product development; and/or
•	result in a decrease in revenues and increase in expenses, either prospectively or retrospectively.

Our failure to meet performance standards under our service level agreements could result in our customers terminating their relationship with us or our customers being entitled to receive service credits which could lead to reduced revenues.

We have service level agreements with substantially all of our customers in which we provide various guarantees regarding our levels of service. As a result, service interruptions could result in difficulty maintaining our service level commitments required by these agreements. If we fail to provide the levels of service required by these agreements, our customers may be able to receive service credits for their accounts, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would harm our ability to generate revenues and our operating results.

We may have insufficient transmission, electrical power and server capacity, which could result in interruptions in our services and loss of revenues.

Our operations are dependent in part upon transmission and electrical power capacity provided by third-party telecommunications network providers and power companies or owners of the facilities at which our data centers are located. In addition, our content delivery network must be sufficiently robust to handle all of our customers’ traffic. We may not be adequately prepared for unexpected increases in bandwidth demands by our customers, and the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including due to payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers. If we do not have adequate access to third-party transmission capacity, we could lose customers. If we are unable to obtain adequate transmission capacity or power on terms commercially acceptable to us, or at all, our business and financial results could suffer. We may not be able to deploy on a timely basis enough servers to meet the needs of our customer base or effectively manage the functioning of those servers. In addition, damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.

If “network neutrality” principles do not continue to govern the Internet, our business may be harmed by an increase in costs associated with the bandwidth underlying our streaming services.

The Internet is currently “network neutral.” This means that network providers generally transport all packets of data on a first come, first served basis, offer service plans distinguished only by bandwidth, refrain from billing third parties for network service and provide access to all sources of content on an equal basis. Residential broadband providers such as Verizon, Comcast, and AT&T have proposed tiered service offerings. In a tiered, as opposed to a neutral system, data from entities that purchase the higher tiered and more expensive service streams through the Internet faster and with more consistency than data from entities that have purchased lower tiered offerings. If content providers are able to charge for premium services, because of the importance of speed and quality to our streaming services, we would likely be required by our customers to purchase and pay for premium services, which may significantly increase our bandwidth and related costs. We would likely attempt to pass along these premium charges to our customers. If our customers are unwilling to pay premium charges, or if our competitors are able to provide premium services in a more cost-effective manner than we are, we would experience an increase in costs without a corresponding increase in revenue, which would harm our business and results of operations.

Third party claims that we infringe upon their intellectual property rights could be costly to defend or settle and could harm our business and reputation.

Litigation regarding intellectual property rights is common in our industry and in the Internet and software industries generally. For example, Akamai Technologies Inc. recently filed a patent infringement lawsuit against Limelight Networks Inc. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property that we developed ourselves or that we license from third parties. Third parties may bring claims of infringement against us, or against others from whom we license intellectual property, which may be with or without merit. We could be required, as a result of an intellectual property dispute, to do one or more of the following:

•	cease making, selling, incorporating or using products or services that rely upon the disputed intellectual property;
•	obtain from the holder of the intellectual property right a license to make, sell or use the disputed intellectual property, which license may not be available on reasonable terms, or at all;
•	redesign products or services that incorporate disputed intellectual property;
•	pay monetary damages to the holder of the intellectual property right; or
•	spend significant amounts of time and money defending such a dispute.

The occurrence of any of these events could result in substantial costs and diversion of resources or could severely limit the products and services we can offer, or delay the delivery of products and services, which could seriously harm our business, operating results, reputation and financial condition. We may learn of intellectual property of third parties that merits a closer examination, and in such case, we may spend time and money analyzing such other third party intellectual property, and if appropriate, obtain non-infringement and/or invalidity opinion of counsel.

In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products or services infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims and ultimately be required to pay substantial monetary damages in the event of a successful infringement claim against us. In the event of an infringement claim, our customers may also be subject to the costs and other consequences set forth above, which we may be required to bear on their behalf. Defense of any lawsuit or payment of any damages, or failure to obtain any such required licenses, could harm our business, operating results and financial condition.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology, our competitive position could be harmed, we could be required to incur expenses to enforce our rights, and our business may suffer.

We depend on our ability to develop and maintain the proprietary aspects of our technology. We have filed trademark registrations with respect to certain trade names we use, have acquired rights under pending patent applications and have acquired a copyright registration with respect to certain copyrights acquired in the acquisition of PlayStream. We also seek to protect our copyrights, trade secrets and other proprietary information through a combination of contractual provisions, confidentiality procedures, and common law copyright and trademark principles, but these actions may be inadequate. Protection of our intellectual property is subject to many risks, including the following:
•

our pending patent applications may not be granted for various reasons, including the existence of similar patents or defects in the applications; if pending patent applications are granted, they may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

•

we have not applied for copyright registrations with respect to our proprietary rights in our core streaming and data management programs, methods or other ideas, including those related to our MediaConsole, and common law rights associated with copyrights and trade secrets afford only limited protection;

•	our claims of proprietary ownership (and related common law copyright assertions) may be challenged or otherwise fail to provide us with the ability to prevent others from copying our technology;
•

our existing or any future trademark applications may not be accepted or may be pre-empted, and registrations may be canceled or otherwise fail to provide meaningful protection in jurisdictions where we intend to do business; and

•	the validity, enforceability, scope and type of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information we regard as proprietary. Confidentiality may be compromised intentionally or accidentally by contractors, customers, other third parties or our employees. Policing unauthorized use of our products is difficult, particularly outside the U.S. We may expend significant amounts of time and money investigating and asserting claims against third parties. Although we are unable to determine the extent to which piracy of our products and technology exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the extent the U.S. laws do. In addition, others may develop independently equivalent or superior technology or intellectual property rights.

We are dependent upon key personnel who may leave at any time and may be unable to attract qualified personnel in the future which could harm our anticipated growth, implementation of current business plans and may impair our financial performance.

We are highly dependent upon the continued services of our senior management team. As a result of our recent growth and the number of new customers and transactions, we are constantly evaluating our executive and management resources. To the extent our executives officers and managers are parties to employment agreements, such agreements are terminable at will by such employees. The options held by many of our executives have substantially vested, and none of the shares held by, or issuable upon the exercise of options held by, our principal executives and managers are subject to repurchase rights and these shares may be retained by them whether or not they remain with the company. If one or more of our executives or senior managers were to leave, particularly if several were to leave within a short period of time, we may experience a significant disruption in our ability to recruit and retain customers, maintain our internal controls, and complete significant transactions in a timely and competent manner. In addition, we may be unable to recruit competent replacement personnel on a timely basis. The loss of the services of key executive or management personnel could harm our ability to execute our business plan and may impair our financial performance.

We may become subject to risks associated with international operations, which could slow our anticipated growth, implementation of current business plans and impair our financial performance.

We plan to expand our marketing efforts in foreign countries, which will involve the establishment of one or more data centers or other bases of operations outside of the U.S. We currently have a data center in the Netherlands. The establishment or expansion of foreign operations involves numerous risks, including without limitation:
•

we may incur losses solely as a result of the fluctuation of the value of the U.S. dollar, as most of our costs will continue to be denominated in dollars, while our revenues may increasingly be denominated in other currencies;

•

we may incur significant costs in order to comply with, or obtain intellectual property protection under, the laws of foreign countries, and even then, foreign courts or other tribunals may decline to honor our intellectual property rights, may not enforce our contracts as written and may impose restrictions, taxes, fines and other penalties that exceed those that would generally be imposed under U.S. laws;

•	we may be the target of anti-U.S. politically motivated actions, including boycotts, sabotage, violence, nationalization of resources or discrimination;
•

costs and risks associated with management and internal controls may increase as our employees and assets are located outside of the southern California region, and increase compliance management and costs with respect to U.S. export control legislation and the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder;

•

if our overseas revenues increase, our dependence on such revenues may also increase, which would make us increasingly subject not only to economic cycles in the U.S., but also to cycles in other nations, which may be more variable than those in the U.S.;

•	we may be subject to tariffs, export controls or other trade barriers; and
•	we may experience increased difficulties in collecting delinquent accounts receivable.
Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could harm our operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain effective internal controls over financial reporting. Beginning December 31, 2006, we are required to furnish annually a report of our management’s assessment of the effectiveness of our internal controls over financial reporting and to cause our auditors to attest to, and report on, our assessment. In addition, effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have not yet completed a report, or undergone an audit on a report, related to management’s assessment of our internal controls. We may identify material weaknesses or other areas in need of improvement in connection with management’s assessment of our internal controls. Separately, our auditors may identify material weaknesses or other areas in need of improvement as part of their review and audit of our internal controls. We could experience significant expenses in connection with the design and implementation of our internal assessment, the audit of our assessment and efforts to remedy any weaknesses identified. In addition, we may fail to identify and remedy weaknesses in our internal controls over financial reporting. Weaknesses in our existing internal controls, or any failure to remedy weaknesses in internal controls in the future, could harm our operating results or cause management to be unable to report that our internal controls over financial reporting are effective.

Increases in government regulation may have an adverse effect on our business and increase compliance costs.

As Internet commerce continues to evolve, and, in particular, as the use of streaming media in markets such as wireless communications increases, we expect that federal, state or foreign legislatures and agencies may adopt laws and regulations affecting our business or our customers, including laws or regulations potentially imposing taxes or other fees on us or our customers, imposing reporting, tracking or other similar requirements or imposing restrictions or standards on us or our customers related to issues such as user privacy, pricing, content and quality of products and services. Such laws and regulations may significantly increase our costs of operations, may expose us to liability or may limit the services we can offer, or may impose similar burdens on our customers, which in turn may negatively impact our business, financial condition and results of operations. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business online or providing Internet-related services such as ours. This could negatively affect both our business directly as well as the businesses of our customers, which could reduce their demand for our services. Tax laws that might apply to our servers, which are located in many different jurisdictions, could require us to pay additional taxes that would adversely affect any profitability we may experience. Internet-related laws remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

If we are found liable for the material that content providers distribute over our network, we could incur material monetary settlements.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled in many jurisdictions. We may become subject to legal claims relating to the content disseminated on our network. Lawsuits may be brought against us claiming that material on our network on which one of our customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. Such actions could be brought against us in international jurisdictions and defending such actions could be costly and divert management attention. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against, or pay large monetary settlements in connection with, such claims, our financial results could be negatively affected.

Risks Related to Our Common Stock.

Our common stock has low trading volume, which may make it difficult to dispose of a large number of shares.

Our common stock has only been quoted on the Nasdaq Stock Market since June 21, 2006. The volume of trading in our common stock is relatively low, which limits significantly the number of shares that investors can purchase or sell in a short period of time without adversely affecting the market price of our common stock. Consequently, an investor may find it more difficult to dispose of large numbers of shares of our common stock or to obtain a fair price for our common stock in the market.

The market price for our common stock is volatile and may change dramatically at any time.

The market price of our common stock may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, new products or innovations by us or our competitors, the execution or termination of significant customer contracts, significant litigation or other factors or events that could affect our business, financial condition, results of operations or future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:
•	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;
•	the interest of the market in our business sector, without regard to our financial condition or results of operations; and
•	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.
If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. As of June 30, 2006, we had 22,989,780 outstanding shares of common stock. Of these shares, other than the 1,747,312 shares of common stock we issued to EON Streams, Inc. in May 2006, which are “restricted securities” under Rule 144 of the Securities Act of 1933, substantially all of our outstanding shares of common stock may be sold without significant restriction pursuant to resale registration statements that we have filed for the benefit of certain stockholders or pursuant to Rule 144(k) of the Securities Act of 1933.

Our ability to issue preferred stock and common stock may significantly dilute ownership and voting power, negatively affect the price of our common stock and inhibit hostile takeovers.

Under our Articles of Incorporation, as amended, we are authorized to issue up to 10,000,000 shares of preferred stock and 290,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

The concentration of our capital stock in the hands of affiliates may limit the voting power of other stockholders and permit affiliates to make decisions benefiting themselves at the expense of stockholders generally.

Our executive officers, directors, affiliates of our officers and directors and other holders of more than five percent of our common stock collectively own or control approximately 50.3% of the voting power of VitalStream. As a result, if such persons act together, they have the ability to effectively control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that benefit themselves at the expense of stockholders generally.

Within the affiliate group as of June 30, 2006, affiliates of Dolphin Equity Partners held 3,190,114 shares, representing approximately 14% of the outstanding common stock of VitalStream, and affiliates of WaldenVC held 3,305,959 shares, representing approximately 14% of the outstanding common stock of VitalStream. Each of Dolphin Equity Partners and WaldenVC also has contractual rights effectively assuring each of them a seat on our board of directors. As a result of their stock holdings and board seats, Dolphin Equity Partners or WaldenVC may be able to block, or extract concessions or special benefits in connection with, various transactions, including any future financing or business combination transactions.

 We have never declared, do not presently intend to declare, and are currently not permitted to declare, dividends with respect to our common stock.

We have never declared dividends on our common stock. We intend to retain earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay cash dividends on our shares of common stock in the foreseeable future. In addition, restrictive covenants in our financing agreements with Comerica Bank presently prohibit us from paying dividends without the consent of Comerica Bank.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect,” “may,” “will,” “could,” “would,” “should,” “plan,” “predict,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filing materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended. You should refer to the “Risk Factors” section of this prospectus for a discussion of factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. All the forward-looking statements contained in this prospectus are qualified by the foregoing cautionary statements.

USE OF PROCEEDS

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock, less any applicable discounts or commissions. We will not receive any of the proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered by this prospectus is being determined by each of the selling stockholders on a transaction-by-transaction basis based upon factors that such selling stockholder considers appropriate. The offering prices determined by the selling stockholders may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the shares of common stock. We do not have any influence over the price at which selling stockholders offer or sell the shares of common stock offered by this prospectus.

DILUTION

Our net tangible book value at June 30, 2006 was $23,413,134 million, or approximately $1.02 per each of the 22,990,575 shares of common stock then outstanding. Accordingly, new investors who purchase shares may suffer an immediate dilution of the difference between the purchase price per share and approximately $1.02 per share.

SELLING STOCKHOLDERS

As of the close of market on April 4, 2006, we effected a 1 for 4 consolidation (or reverse split) or our common stock. All share, and purchase price per share, numbers set forth in this “Selling Stockholders” section have been adjusted to retrospectively reflect the effect of the 1 for 4 consolidation.

Of the shares of common stock offered hereby, 6,619,267 shares are owned by the selling stockholders as of July 31, 2006 and 20,833 shares are issuable upon the exercise of outstanding warrants to purchase our common stock.

For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of each of the warrants is the number stated on the face thereof, as adjusted for the reverse stock split. The number of shares issuable upon exercise of the warrants, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, consolidation, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to the warrants.

The table below sets forth, as of July 31, 2006:

•	the name of each selling stockholder;
•	certain beneficial ownership information with respect to the selling stockholders;
•	the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus; and
•	the amount (and, if 1% or more, the percentage) of shares of common stock to be owned by each selling stockholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable within 60 days of July 31, 2006, are treated as outstanding for purposes of computing each selling stockholder’s ownership of outstanding shares of common stock and percentage ownership (but not the percentage ownership of other selling stockholders).

We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders resides with the individuals identified in the table below, with respect to entities, or in the footnotes to the table below. There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership Before Offering				Beneficial Ownership upon Completion of the Offering(1)
Beneficial Owner	Number of Shares		Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Dolphin Reporting Group	3,190,144	(3)	13.88%	3,190,144	Nil	N/A
Walden Reporting Group	3,305,959	(4)	14.38%	3,209,805	96,154	*
NanoCap Fund, LP	251,037	(5)	1.09%	35,802	215,235	*
NanoCap Qualified Fund, LP	389,761	(5)	1.70%	25,926	363,835	1.58%
RS Orphan Fund, LP	402,387	(6)	1.75%	61,727	340,660	1..48%
Michael F. Linos	505,411		2.20%	66,604	438,807	1.91%
Mark Belzowski	142,321	(7)	*	14,815	127,506	*
Arturo Sida	162,365	(8)	*	8,294	154,071	*
David R. Williams	187,285		*	11,358	175,927	*
Philip N. Kaplan and Stacy J. Kaplan	982,985	(9)	4.27%	10,417	972,568	4.22%
Stephen James Smith	199,235	(10)	*	5,208	194,027	*
_____________________
* Represents less than 1% of the outstanding shares of common stock.

(1)	Assuming the sale by each selling stockholder of all of the shares offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.
(2)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 22,990,575, which is the number of shares of common stock actually outstanding on July 31, 2006, and (b) shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of such date by the selling stockholder with respect to which such percentage is calculated.

(3)
The Dolphin Reporting Group comprised of Dolphin Communications I, LLC, Dolphin Communications, LP, Dolphin Communications II, LP, Dolphin Communications Fund, LP, Dolphin Communications Fund II, LP, Dolphin Communications Parallel Fund, LP, Dolphin Communications Parallel Fund II Netherlands, LP, and Richard Brekka. Authority to make voting and investment decisions with respect to shares owned by all such selling stockholders is held by Richard Brekka. The address for the Dolphin Reporting Group is 750 Lexington Avenue, New York, NY 10022.

(4)
The Walden Reporting Group comprised of WaldenVC II, LP, WaldenVC, LLC and various individual managers of WaldenVC, LLC. Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by WaldenVC, LLC whose managers are Arthur Berliner, Steven Eskenazi, Lawrence Marcus, Matthew Miller and Philip Sanderson.

(5)	Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by Brad Stephens and Bart Stephens.

(6)
Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by Paul H. Stephens, general partner of the investment adviser for the selling stockholder.

(7)	Includes 64,196 shares of common stock and options to purchase 78,125 shares of common stock, all owned by Mark Z. Belzowski.
(8)
Includes 39,969 shares of common stock, options to purchase 122,396 shares of common stock, and a warrant to purchase 5,208 shares of common stock, all owned by Arturo Sida. The shares issuable upon exercise of the warrant are included in the shares that may be offered under this prospectus.

(9)
Includes 931,802 shares of common stock and a warrant to purchase 10,417 shares of common stock owned by the Kaplan Family Trust dated June 30, 2004. Also includes, options to purchase 29,167 shares of common stock owned by Philip N. Kaplan and 11,599 shares of common stock owned by Stacy Kaplan. The shares issuable upon exercise of the warrant are included in the shares that may be offered under this prospectus.

(10)
Includes 181,943 shares of common stock, options to purchase 12,804 shares of common stock and an a warrant to purchase 5,208 shares of common stock. The shares issuable upon exercise of the warrant are included in the shares that may be offered under this prospectus. Other than the options, represent shares held by the Stephen James Smith Trust Dated October 24, 2002 for which the selling stockholder is the trustee.

Private Placement of Shares and Warrants

All of the offered shares are to be sold by persons who are existing security holders. The selling stockholders acquired their shares and warrants in the private placements described below.

June 2004 Private Placement

On June 16, 2004, we closed the sale in a private placement of an aggregate of 4,526,648 shares of common stock and 1,357,994 warrants to purchase common stock for an aggregate purchase price of $11.0 million, or $2.43 per unit of one share and .3 warrant, with nine private investment funds and four executive officers. All such warrants were exercised prior to, or expired on, January 23, 2006 at an exercise price of $2.43 per share.

The shares that may be offered pursuant to this prospectus include, to the extent not previously sold or eligible for resale under Rule 144 within a 90-day period, all shares of common stock issued to investors in the above-described private placement, including the shares issuable upon exercise of the warrants. In connection with the offer and sale of such securities to the selling stockholders, we agreed to register the resale of included shares of common stock under the Securities Act.

June 2004 Conversion Transaction

On June 16, 2004, simultaneous with the closing of the private placement described above, we closed a conversion transaction with the holders of our outstanding shares of 2003 Series A Preferred Stock and the holders of the $1.1 million in Amended and Restated Convertible Promissory Notes (the “Convertible Notes”). In the transaction, Dolphin Communications Fund II, L.P. and Dolphin Communications Parallel Fund II (Netherlands), L.P. (collectively “Dolphin”), the holders of the Convertible Notes, agreed to voluntarily convert the Convertible Notes into common stock at the conversion rate set forth therein in exchange for our agreement to pay in cash all interest on the Convertible Notes that has accrued or would have accrued through September 30, 2004 and a conversion premium equal to 14% of the outstanding principal and accrued interest under the Convertible Notes. Dolphin was issued an aggregate of 1,379,102 shares of common stock and paid an aggregate of $267,131 in connection with the conversion.

As part of the same transaction, Dolphin and the other holders of 2003 Series A Preferred Stock agreed to voluntarily convert all outstanding shares of 2003 Series A Preferred Stock into common stock at the conversion rate set forth in the governing certificate of designation in exchange for our agreement to pay in cash all dividends that have accrued or would have accrued through September 30, 2004 with respect to the 2003 Series A Preferred Stock and a conversion premium equal to 4% of the outstanding liquidation value of the 2003 Series A Preferred Stock. The holders of the 2003 Series A Preferred Stock were issued an aggregate of 957,447 shares of common stock and paid an aggregate of $101,061 in connection with the conversion.

The shares that may be offered pursuant to this prospectus include, to the extent not previously sold or eligible for resale under Rule 144 within a 90-day period, the shares of common stock issued in the above-described conversion transactions. In connection with the initial issuance of the Convertible Notes and 2003 Series A Preferred Stock, we granted the holders thereof piggyback registration rights, which were triggered by the June 2004 private placement.

September 2003 Securities Exchange and Purchase Transaction

On September 30, 2003, we closed an exchange and purchase transaction with Dolphin and five of our executive officers. In the transaction, we issued the Convertible Notes in exchange for cancellation of existing notes of an identical principal amount and termination of various restrictive covenants, and we issued shares of 2003 Series A Preferred Stock and warrants in exchange for cash. The warrants issued to the purchasers of the 2003 Series A Preferred Stock, as subsequently amended, permit the holders to purchase an aggregate of 187,500 shares of common stock at an exercise price of $1.20 per share at any time on or before September 30, 2006. As part of the transaction, we also amended and restated warrants previously issued to Dolphin, which amended and restated warrants, as subsequently amended, permit Dolphin to acquire an aggregate of 210,706 shares of common stock at any time before September 30, 2006 at an exercise price of $1.20 per share.

The shares that may be offered pursuant to this prospectus include, to the extent not previously sold or eligible for resale under Rule 144 within a 90-day period, shares of common stock issuable upon the exercise of the warrants issued to Dolphin and the former holders of the 2003 Series A Preferred Stock. In connection with the exchange and purchase transaction, we granted the holders thereof piggyback registration rights, which were triggered by the June 2004 private placement.

Epoch Asset Purchase

In January 2003, though a wholly-owned subsidiary, we acquired certain hosting and colocation assets from Epoch Networks, Inc. and Epoch Hosting, Inc. (“Epoch”) in exchange for $200,000 in cash and 962,190 shares of common stock. Such shares were subsequently distributed to Dolphin Communication Funds, L.P. and Dolphin Communications Parallel Fund, L.P., shareholders of Epoch.

In January 2003, simultaneous with the closing of the Epoch asset purchase, we closed the transaction contemplated by an Amended and Restated Note and Warrant Purchase Agreement with Dolphin, in which we issued to Dolphin $1.1 million in convertible promissory notes and warrants to purchase common stock in exchange for a $1.1 million investment. (Such convertible promissory notes and warrants were exchanged for the Convertible Notes in the September 2003 Securities Exchange and Purchase Transaction described above). As consideration for the commitment of Dolphin to provide such financing, we issued to such entities, as a commitment fee, an aggregate of 23,884 shares of common stock.

The shares that may be offered pursuant to this prospectus include, to the extent not previously sold within a 90-day period, the shares of common stock issued in connection with the Epoch asset purchase and as a commitment fee. We granted Dolphin and its affiliates piggyback registration rights with respect to such shares, which were triggered by the June 2004 private placement.

Relationships with VitalStream Holdings

Philip N. Kaplan is our President and Chief Operating Officer, and a director. Stephen James Smith is our Chief Technical Officer. Arturo Sida is our Chief Legal Officer and Secretary. Michael F. Linos was formerly our Vice-President of Sales and Marketing and continues to be a manager-level employee of VitalStream. Mark Belzowski was formerly our Chief Financial Officer and Treasurer and continues to be a manager-level employee of VitalStream. Salvatore Tirabassi, an affiliate of Dolphin, serves on our board of directors, and Phil Sanderson, an affiliate of WaldenVC II, L.P., serves on our board of directors.

Broker-Dealers

We have inquired of the remaining selling stockholders whether they are broker-dealers or affiliates of broker-dealers. None of the remaining selling stockholders indicated to us that they are broker-dealers, or affiliates thereof.

Each of the above selling stockholders represented to us that he or it acquired or is acquiring the shares of common stock that may be offered pursuant to this prospectus, and any shares of common stock issuable upon the exercise of related warrants, for investment purposes and not in the ordinary course of business or subject to any agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

General

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also sell shares by means of short sales to the extent permitted by United States securities laws. Short sales involve the sale by a selling stockholder, usually with a future delivery date, of shares of common stock that the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling stockholder may close out any covered short position by either exercising its warrants or exchange rights to acquire shares of common stock or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling stockholder will likely consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares of common stock pursuant to its warrants or exchange rights.

Naked short sales are any sales in excess of the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling stockholder must close out any naked position by purchasing shares. A naked short position is more likely to be created if a selling stockholder is concerned that there may be downward pressure on the price of the shares of common stock in the open market.

The existence of a significant number of short sales generally causes the price of the shares of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the shares of common stock declines. Purchases to cover naked short sales may, however, increase the demand for the shares of common stock and have the effect of raising or maintaining the price of the shares of common stock.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Expenses, Indemnification and Registration Obligations

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealers that participate in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with most of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act within a 90-day period.

Passive Market Making

We have advised the selling stockholders that while they are engaged in a distribution of the shares offered pursuant to this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliate purchasers and any broker-dealers or other persons who participate in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. We do not intend to engage in any passive market making or stabilization transactions during the course of the distribution described in this prospectus. All of the foregoing may affect the marketability of the shares offered pursuant to this prospectus.

Limitations

We have advised the selling stockholders that, to the extent necessary to comply with governing state securities laws, the offered securities should be offered and sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, we have advised the selling stockholders that the offered securities may not be offered or sold in any state unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available with respect to such offers or sales.

EXPERTS AND LEGAL MATTERS

The consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries included in this prospectus have been audited by its independent auditors, as stated in their report, which is incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain legal matters related to the shares being offered hereby have been passed upon for us by Parr Waddoups Brown Gee & Loveless.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the registration statement of which it is a part or the exhibits to the registration statement. The SEC permits us to incorporate by reference, into this prospectus, information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and future information that we file with the SEC after the date of this prospectus and before the termination of the offering will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the documents set forth below that we previously have filed (File No. 000-17020 following June 27, 2006; File No. 001-10013 prior to June 27, 2006) with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These documents contain important information about us and our financial condition.
•	Our Current Report on Form 8-K filed with the SEC on January 6, 2006.
•	Our Current Report on Form 8-K filed with the SEC on February 3, 2006.
•	Our Current Report on Form 8-K filed with the SEC on February 9, 2006.
•	Our Current Report on Form 8-K filed with the SEC on March 27, 2006.
•	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on April 3, 2006, as amended by Amendment No. 1 of Form 10-K/A filed with the SEC on April 28, 2006.
•	Our Current Report on Form 8-K filed on June 13, 2006.
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on July 5, 2006.
•	Our Current Report on Form 8-K filed on May 22, 2006, as amended by Amendment No. 1 on Form 8-K/A filed on July 12, 2006.
•	Our Current Report on Form 8-K filed on July 19, 2006.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006.
•	Our Current Report on Form 8-K filed on August 18, 2006.
•

The description of our shares of common stock contained in our Registration Statement on Form 8-A, SEC File No. 000-17020 filed with the SEC pursuant to the Securities Exchange Act of 1934, including any amendment or report filed under the Securities Exchange Act of 1934 for the purpose of updating such description.

We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or a document incorporated by reference into the prospectus are not necessarily complete, and in each instance we qualify each of these statements in all respects by the reference to the full agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports filed with the Securities and Exchange Commission are also publicly available at www.sec.gov. Additional copies of the reports referenced above, and copies of other reports filed by us, can be obtained by contacting Arturo Sida, Chief Legal Officer, One Jenner, Suite 100, Irvine, California 92618, telephone (949) 743-2000. Our website address is www.vitalstream.com.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date hereof.

_____________________________

6,640,100 Shares of Common Stock VITALSTREAM HOLDINGS, INC. _______________ Prospectus _______________ August 31, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the “Registration Statement”). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount

SEC Commission registration fees	$3,626

Accounting fees and expenses	$10,000

Legal fees and expenses	$30,000

Blue Sky fees and expenses	$5,000

Miscellaneous expenses	$1,395

Total	$50,000

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we shall indemnify our officers and directors against all expenses (including attorneys’ fees), judgments and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by them because they are or were a director or officer, unless they are adjudged to have been negligent or to have engaged in misconduct in the performance of their duty.

Our Articles of Incorporation also provide that officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of a fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of the provisions of Section 78.300 of the Nevada Revised Statutes, as amended or succeeded.

Our Bylaws provide that we shall indemnify any officer or director who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than any action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit, or proceeding, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Bylaws provide that we shall indemnify any director or officer who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the company, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made with respect of any matter to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that a court shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses.

The provisions of our Articles of Incorporation and Bylaws are limited by Section 78.751 of the Nevada Revised Statutes, which provides that, unless ordered by a court or advanced in accordance with such Section, a corporation may not indemnify a director or officer unless authorized in the specific case upon a determination by the board of directors, a committee of the board of directors, special legal counsel or by the stockholders that indemnification is proper in the circumstances.

Our Bylaws provide that we shall pay expenses incurred by an officer or director in their defense in advance of the final disposition of the action. Furthermore, our Bylaws provide that we may purchase director and officer insurance to protect officers and directors against loss whether or not we would be able to indemnify the officers and directors against such loss. We have obtained insurance in this regard.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.Our Articles of Incorporation provide that we shall indemnify our officers and directors against all expenses (including attorneys’ fees), judgments and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by them because they are or were a director or officer, unless they are adjudged to have been negligent or to have engaged in misconduct in the performance of their duty.

Item 16. Exhibits.

The following exhibits required by Item 601 of Regulation S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

Exhibit No.	Exhibit	Incorporated by Reference / Filed Herewith

3.1	Articles of Incorporation, as amended to date	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 001-10013

3.2	Bylaws	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003, File No. 001-10013

4.1	Form of Certificate representing shares of VitalStream Holdings, Inc. Common Stock	Incorporated by reference to the Amendment No. 1 on Form 8-A/A filed with the SEC on June 27, 2006, File No. 000-17020.

5	Opinion of Stoel Rives LLP	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-2/A filed by the Company with the SEC on September 13, 2004

23.1	Consent of Rose, Snyder & Jacobs	Filed herewith

23.2	Consent of Stoel Rives LLP	Included in Item 5

24	Powers of Attorney	Included on Signature Page hereof

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 31, 2006.

VitalStream Holdings, Inc.

By:	/S/ JACK L. WATERMAN
Jack L. Waterman, Chief Executive Officer and Chairman

ADDITIONAL SIGNATURES

Signature	Title	Date

/S/ JACK L. WATERMAN	Chief Executive Officer and Chairman (Principal Executive Officer)	August 31, 2006
Jack L. Waterman

/S/ PHILIP N. KAPLAN	President, Chief Operating Officer and Director	August 31, 2006
Philip N. Kaplan	(Principal Operating Officer)

/S/ ERIC L. MERSCH	Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2006
Eric L. Mersch

/S/ LEONARD WANGER*	Director	August 31, 2006
Leonard Wanger

Director
Melvin A. Harris

/S/ RAYMOND OCAMPO JR*	Director	August 31, 2006
Raymond L. Ocampo Jr.

/S/ PHILIP SANDERSON*	Director	August 31, 2006
Philip Sanderson

/S/ SALVATORE TIRABASSI*	Director	August 31, 2006
Salvatore Tirabassi

* By: /s/ Philip N. Kaplan Philip N. Kaplan, Attorney-In-Fact

EXHIBIT INDEX

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

Exhibit No.	Exhibit	Incorporated by Reference / Filed Herewith

3.1	Articles of Incorporation, as amended to date	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 001-10013

3.2	Bylaws	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003, File No. 001-10013

4.1	Form of Certificate representing shares of VitalStream Holdings, Inc. Common Stock	Incorporated by reference to the Amendment No. 1 on Form 8-A/A filed with the SEC on June 27, 2006, File No. 000-17020.

5	Opinion of Stoel Rives LLP	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-2/A filed by the Company with the SEC on September 13, 2004

23.1	Consent of Rose, Snyder & Jacobs	Filed herewith

23.2	Consent of Stoel Rives LLP	Included in Item 5

24	Powers of Attorney	Included on Signature Page hereof